Exhibit 10.2

Fifth Amendment to Employment Agreement

This Fourth Amendment to Employment Agreement dated June 3, 2011 (“Amendment”) is by and between David R. Asplund (the “Executive”) and Lime Energy Co., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated January 23, 2006, as previously amended (the “Employment Agreement”).  All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement; and

WHEREAS, the Company and Executive desire to change the position and terms of employment of Executive and wish to amend certain terms and conditions of the Employment Agreement as further described herein;

NOW, THEREFORE, in consideration of the premises set forth above, the parties hereto hereby agree to the following amendments to the Employment Agreement:

1.               The Employment Agreement shall be amended as follows:

a.               Section 1 is revised and replaced with the following:

Section 1.               Employment and Duties.  On the terms and subject to the conditions set forth in this Agreement, the Company agrees to employ Mr. Asplund as its Executive Chairman to render the following services:

(a)          Manage current, and any future, transition of Executive Management team into respective roles;

(b)         Act as liaison to the Board of Directors, remaining fully involved and familiar with company operations through participating in (i) “pipeline” calls on actual and prospective upcoming business contracts, (ii) strategy meetings, (iii) senior management meetings, (iv) national sales meetings, (v) customer meetings, and (vi) similar strategic and planning meetings;

(c)          Strategic Business Development

(i)             Continue to evaluate new opportunities for organic growth; and

(ii)          Continue to vet and review merger and/or acquisition opportunities;

(d)         Act as liaison to Chief Executive Officer in regard to Investor Relations:

(i)             Continue with one-on-one meetings and/or conference presentations at Chief Executive Officer’s request;

(e)          Continue support in corporate communications;

(f)            Continue and/or expand role in Government relations;

(g)         Assist in corporate finance as needed; and

to render such other services and discharge such other responsibilities as the Board of Directors of the Company may, from time to time, stipulate and which shall not be inconsistent with the position of Executive Chairman. Mr. Asplund’s employment pursuant to this Agreement shall commence on January 23, 2006 and terminate on December 31, 2012 (the “Initial Employment Period”), unless earlier terminated pursuant to the termination provisions of this Agreement.  Notwithstanding the foregoing sentence, Mr. Asplund’s employment shall automatically renew for successive two-year periods (each, a “Renewal Period”) at the end of the Initial Employment Period, and at the end of each Renewal Period, unless notice of non-renewal is given by the Company on or before July 1st of the year in which the Initial Employment Period, or any Renewal Period, as applicable, would end, or unless this Agreement is terminated pursuant to the termination provisions of this Agreement.  In the event the Company provides Mr. Asplund with a timely notice of non-renewal, Mr. Asplund shall continue his employment according to the terms of this Agreement, until the end of the Initial Employment Period, or the Renewal Period, as applicable, unless the parties hereto agree on a different date.  Non-renewal of this Agreement by the Company shall be considered a termination in accordance with Section 3.6 of the Agreement, and termination shall take effect on the applicable date the employment ends, in accordance with the immediately preceding sentence.  The parties acknowledge and agree that certain provisions of this Agreement shall continue in effect following the termination of the Employment Period, as set forth herein. The non-renewal of Executive’s employment with the Company shall be at the will of the Company and there shall be no obligation on the part of the Company or the Executive to continue such employment.

b.              Section 4.1 is revised and replaced with the following:

“4.1         Base Salary.  In exchange for the services to be rendered by Mr. Asplund hereunder, the Company agrees to pay, during the period from June 1, 2011 through December 31, 2011, provided Mr. Asplund remains employed pursuant to this Agreement during such period, a base annual salary (the “Base Salary”) of Three Hundred Thousand dollars ($300,000), and thereafter during the Employment Period, the Base Salary shall be decreased to Two Hundred Fifty Thousand dollars ($250,000), which Base Salary shall be payable in equal installments in accordance with the Company’s regular payroll.”

c.               All references in the Employment Agreement to “Chief Executive Officer” are hereby deleted and replaced with “Executive Chairman.”

2.               All other provisions of the Employment Agreement shall remain in full force and effect.

3.               The parties hereto acknowledge that the Compensation Committee of the Company may review the Executive’s salary at the end of each calendar year and make any recommendations for adjustment.

4.               This Amendment may be executed in any number of counterparts, by original signature or facsimile, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one document.

[Balance of page intentionally blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment to Employment Agreement as of the date first written above.

LIME ENERGY CO.

By:	/s/ Jeffrey Mistarz
Name:	Jeffrey Mistarz
Title:	Chief Financial Officer

/s/ David R. Asplund
David R. Asplund, Individually as “Executive”